Exhibit 99.1

Computer Programs and Systems, Inc. Announces Fourth Quarter and Year-End 2009 Results

Company Declares Regular Quarterly Dividend of $0.36 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--January 28, 2010--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $33.8 million for the fourth quarter and $127.7 million for the year;
  Earnings per diluted share of $0.33 for the fourth quarter and $1.39 for the year;
  Cash provided by operations of $3.4 million for the fourth quarter and $8.8 million for the year; and
  Quarterly dividend of $0.36 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2009.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.36 (thirty-six cents) per share, payable on February 26, 2010, to stockholders of record as of the close of business on February 12, 2010.

Total revenues for the fourth quarter ended December 31, 2009, increased 5.3% to $33.8 million, compared with total revenues of $32.0 million for the prior-year period. Net income for the quarter ended December 31, 2009, decreased 25.8% to $3.6 million, or $0.33 per diluted share, compared with $4.8 million, or $0.44 per diluted share, for the quarter ended December 31, 2008. Cash provided by operations for the fourth quarter of 2009 was $3.4 million, compared with $3.4 million of cash provided by operations for the prior-year period.

Commenting on the results, Boyd Douglas, chief executive officer and president of CPSI, stated, “Despite the economy, our company achieved solid results in 2009, growing our top line (or gross revenue) by 6.8%. Our 31 year history of organic growth in the community hospital marketplace has afforded us many advantages. Our strong balance sheet, which is a direct result of that growth, has made it possible for us to invest the capital necessary to position ourselves to take full advantage of the upcoming opportunities for 2010 and beyond. We are confident this investment in our business model, our products and services, and our highly motivated employees will result in a superior return for our customers and our shareholders as we enter the most exciting time in the history of healthcare information technology.”

Total revenues for the year ended December 31, 2009, increased 6.8% to $127.7 million, compared with total revenues of $119.7 million for the prior year. Net income for the year ended December 31, 2009, decreased 1.6% to $15.2 million, or $1.39 per diluted share, compared with $15.4 million, or $1.42 per diluted share, for the year ended December 31, 2008. Cash provided by operations for the year ended December 31, 2009, was $8.8 million, compared with $15.7 million for the prior year.

For the first quarter of 2010, the Company anticipates total revenues of $31.8 million to $33.6 million and net income of approximately $3.4 million to $3.6 million, or $0.31 to $0.33 per diluted share. CPSI’s 12-month backlog as of December 31, 2009, was $108.7 million, consisting of $23.5 million in non-recurring system purchases and $85.2 million in recurring payments for support, Business Management Services, ASP and ISP contracts.

A listen-only simulcast and replay of CPSI’s fourth quarter and year-end 2009 conference call will be available on-line at www.cpsinet.com and www.earnings.com on January 29, 2010, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 650 client hospitals in 47 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s staff of over 800 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including changes in healthcare policy affecting Medicare reimbursement rates; changes in accounting principles generally accepted in the United States; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Statements of Operations (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Sales revenues:
System sales	$11,540	$11,725	$42,455	$41,581
Support and maintenance	14,273	13,707	55,885	53,324
Business management services	7,938	6,610	29,402	24,759
Total sales revenues	33,751	32,042	127,742	119,664

Cost of sales:
System sales	10,105	8,707	35,822	32,499
Support and maintenance	5,712	4,918	21,628	19,349
Business management services	4,422	3,847	17,033	14,595
Total cost of sales	20,239	17,472	74,483	66,443
Gross profit	13,512	14,570	53,259	53,221

Operating expenses:
Sales and marketing	2,456	2,308	9,081	8,872
General and administrative	5,416	4,891	20,809	20,638
Total operating expenses	7,872	7,199	29,890	29,510

Operating income	5,640	7,371	23,369	23,711
Interest income, net	37	200	727	940
Income before taxes	5,677	7,571	24,096	24,651
Provision for income taxes	2,081	2,724	8,913	9,213
Net income	$3,596	$4,847	$15,183	$15,438

Basic earnings per share	$0.33	$0.45	$1.39	$1.42
Diluted earnings per share	$0.33	$0.44	$1.39	$1.42

Weighted average shares outstanding:
Basic	10,973	10,888	10,954	10,849
Diluted	10,973	10,908	10,955	10,868

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Balance Sheets (in thousands, except per share data)

	Dec. 31, 2009	Dec. 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,387	$11,744
Investments	13,243	11,846
Accounts receivable, net of allowance for doubtful accounts of $759 and $628, respectively	19,473	15,601
Financing receivables, current portion	3,767	2,357
Inventory	1,704	1,374
Deferred tax assets	1,527	1,332
Prepaid income taxes	868	319
Prepaid expenses	705	501
Total current assets	45,674	45,074

Financing receivables, long-term	3,761	2,980
Property and equipment	14,055	12,080
Accumulated depreciation	(9,039)	(7,267)
Total assets	$54,451	$52,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,212	$1,830
Deferred revenue	3,583	3,728
Accrued vacation	2,606	2,297
Other accrued liabilities	2,847	3,997
Total current liabilities	11,248	11,852

Deferred tax liabilities	512	456

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 10,973 and 10,894 shares issued and outstanding	11	11
Additional paid-in capital	29,679	27,007
Accumulated other comprehensive income	100	56
Retained earnings	12,901	13,485
Total stockholders’ equity	42,691	40,559
Total liabilities and stockholders’ equity	$54,451	$52,867

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
(In thousands)

The following table summarizes free cash flow for the Company:

	Three Months Ended Dec. 31, 2009	Year Ended Dec. 31, 2009
Net cash provided by operating activities	$3,428	$8,812
Purchases of property and equipment	(183)	(829)
Free cash flow	$3,245	$7,983

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Darrell G. West, 251-639-8100
Vice President-Finance and Chief Financial Officer